NOTICE OF MEETING

        The Annual General Meeting of the Shareholders of Agrium Inc. will be held in the Mayfair Room, The Westin, 320 – 4th Avenue S.W., Calgary, Alberta on Wednesday, May 7, 2003 at 11:00 a.m. (Calgary time) to:

1.	receive and consider our 2002 audited financial statements;

2.	elect directors;

3.	appoint auditors for 2003;

4.	transact such other business as may properly be brought before the Meeting or any adjournment.

      The Circular contains more information on these matters. Our 2002 audited financial statements are included in our Annual Report being mailed with the Circular.

      If you are unable to attend the Meeting, please date, sign and return the enclosed form of proxy. Forms of proxy must be returned to CIBC Mellon Trust Company at the address shown on the enclosed envelope not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or any adjournment.

      Only Shareholders of record at close of business on March 25, 2003 are entitled to vote at the Meeting or any adjournment.

LESLIE O’DONOGHUE
Vice President, General Counsel
& Corporate Secretary

March 25, 2003